                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                 ____________

                                 SCHEDULE 13D

                                (Rule 13d-101)
            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)

                               (Amendment No. 1)



          Pinnacle Entertainment, Inc. (formerly Hollywood Park, Inc.)
          ------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                  723456 10 9
                                 (CUSIP Number)

                                 Alvin G. Segel
            Irell & Manella LLP, 1800 Avenue of the Stars, Suite 900
                 Los Angeles, California 90067  (310) 277-1010
                 ---------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                               January 22, 2001
             -----------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

                         (Continued on following pages)

                                      13D
-----------------------                                  ---------------------
CUSIP No. 723456 10 9                                     Page 2 of 13 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      R.D. Hubbard

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      N/A
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                          [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            2,835,153
                          Includes options exercisable to purchase 215,333
      SHARES              shares which options were exercisable within 60 days
                          of the date of this statement.
   BENEFICIALLY
                   -----------------------------------------------------------
     OWNED BY             SHARED VOTING POWER
                     8
       EACH               0

    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         9
                          2,835,153
       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          0

------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
     2,835,153

------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [_]
12


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      10.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN

------------------------------------------------------------------------------

                                      13D
-----------------------                                  ---------------------
CUSIP No. 723456 10 9                                     Page 3 of 13  Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      G. Michael Finnigan

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      N/A
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                          [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            133,748
                          Includes options exercisable to purchase 108,333
      SHARES              shares which options were exercisable within 60 days
                          of the date of this statement.
   BENEFICIALLY
                   -----------------------------------------------------------
     OWNED BY             SHARED VOTING POWER
                     8
       EACH               0

    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         9
                          133,748
       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          0

------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
     133,748

------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [_]
12


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN

------------------------------------------------------------------------------

                                      13D
-----------------------                                  ---------------------
CUSIP No. 723456 10 9                                     Page 4 of 13 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Paul R. Alanis

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      N/A
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                          [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            600,000
                          Includes options exercisable to purchase 300,000
      SHARES              shares which options were exercisable within 60 days
                          of the date of this statement.
   BENEFICIALLY
                   -----------------------------------------------------------
     OWNED BY             SHARED VOTING POWER
                     8
       EACH               0

    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         9
                          600,000
       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          0

------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
     600,000

------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [_]
12


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      2.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN

------------------------------------------------------------------------------

                                      13D
-----------------------                                  ---------------------
CUSIP No. 723456 10 9                                     Page 5 of 13 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Loren S. Ostrow

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      N/A
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                          [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            143,750
                          Includes options exercisable to purchase 93,750
      SHARES              shares which options were exercisable within 60 days
                          of the date of this statement.
   BENEFICIALLY
                   -----------------------------------------------------------
     OWNED BY             SHARED VOTING POWER
                     8
       EACH               0

    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         9
                          143,750
       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          0

------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
     143,750

------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [_]
12


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN

------------------------------------------------------------------------------

                                      13D
-----------------------                                  ---------------------
CUSIP No. 723456 10 9                                     Page 6 of 13  Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      J. Michael Allen

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      N/A
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                          [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            150,000
                          Includes options exercisable to purchase 150,000
      SHARES              shares which options were exercisable within 60 days
                          of the date of this statement.
   BENEFICIALLY
                   -----------------------------------------------------------
     OWNED BY             SHARED VOTING POWER
                     8
       EACH               0

    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         9
                          150,000
       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          0

------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
     150,000

------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [_]
12


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN

------------------------------------------------------------------------------

                                      13D
-----------------------                                  ---------------------
CUSIP No. 723456 10 9                                     Page 7 of 13  Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Clifford Kortman

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      N/A
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                          [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            69,375
                          Includes options exercisable to purchase 69,375
      SHARES              shares which options were exercisable within 60 days
                          of the date of this statement.
   BENEFICIALLY
                   -----------------------------------------------------------
     OWNED BY             SHARED VOTING POWER
                     8
       EACH               0

    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         9
                          69,375
       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          0

------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
     69,375

------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [_]
12


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN

------------------------------------------------------------------------------

                                      13D
-----------------------                                  ---------------------
CUSIP No. 723456 10 9                                     Page 8 of 13 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Bruce C. Hinckley

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      N/A
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                          [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            21,667
                          Includes options exercisable to purchase 16,667
      SHARES              shares which options were exercisable within 60 days
                          of the date of this statement.
   BENEFICIALLY
                   -----------------------------------------------------------
     OWNED BY             SHARED VOTING POWER
                     8
       EACH               0

    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         9
                          21,667
       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          0

------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
     21,667

------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [_]
12


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      less than 0.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN

------------------------------------------------------------------------------

                                      13D
-----------------------                                  ---------------------
CUSIP No. 723456 10 9                                     Page 9 of 13 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Richard Delaney

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      N/A
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                          [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            3,333
                          Includes options exercisable to purchase 3,333
     SHARES               shares which options were exercisable within 60
                          days of the date of this statement.
                   -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             3,333

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0

------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
     3,333

------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [_]
12


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      less than 0.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN

------------------------------------------------------------------------------

                                      13D
-----------------------                                  ---------------------
CUSIP No. 723456 10 9                                     Page 10 of 13  Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Chris Plant

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      N/A
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                          [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Canada
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            18,350
                          Includes options exercisable to purchase 18,300
      SHARES              shares which options were exercisable within 60 days
                          of the date of this statement.
   BENEFICIALLY
                   -----------------------------------------------------------
     OWNED BY             SHARED VOTING POWER
                     8
       EACH               0

    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         9
                          18,350
       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          0

------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
     18,350

------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [_]
12


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      less than 0.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN

------------------------------------------------------------------------------

                                      13D
-----------------------                                  ---------------------
CUSIP No. 723456 10 9                                     Page 11 of 13 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Robert A. Callaway

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      N/A
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                          [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            23,753
                          Includes options exercisable to purchase 23,753
      SHARES              shares which options were exercisable within 60 days
                          of the date of this statement.
   BENEFICIALLY
                   -----------------------------------------------------------
     OWNED BY             SHARED VOTING POWER
                     8
       EACH               0

    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         9
                          23,753
       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          0

------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
     23,753

------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [_]
12


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      less than 0.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN

------------------------------------------------------------------------------

                                      13D
-----------------------                                  ---------------------
CUSIP No. 723456 10 9                                     Page 12 of 13 Pages
-----------------------                                  ---------------------

This Amendment No. 1 amends and supplements the Schedule 13D dated April 17, 2000 (the "Schedule 13D") filed by R. D. Hubbard, G. Michael Finnigan, Paul R. Alanis, Loren S. Ostrow, J. Michael Allen, Clifford Kortman, Bruce C. Hinckley, Richard Delaney, Chris Plant and Robert A. Callaway (collectively, the "Reporting Persons"). Capitalized terms used herein but not defined shall have the respective meanings set forth in the Schedule 13D.

Item 4.  Purpose of Transaction.

     The response to Item 4 of the Schedule 13D is hereby amended and supplemented by adding the following paragraph at the end of such Item 4:

          On January 22, 2001, the Merger Agreement was terminated by the mutual written consent of each of the parties thereto. Pursuant to their respective terms, the Voting and Contribution Agreement and the MOU also each terminated effective as of the termination of the Merger Agreement. All other transaction agreements entered into in connection with the Merger Agreement also have been terminated. The foregoing is qualified in its entirety by reference to the Merger Agreement, the Voting and Contribution Agreement and the MOU, which have been filed as Exhibits 1, 2 and 3 hereto and are incorporated herein by reference in their respective entireties.

Item 5.  Interest in Securities of the Issuer.

     Item 5 of the Schedule 13D is hereby amended and supplemented by incorporating by reference at the end of such Item 5 the paragraph set forth in
Item 4 hereof which amends and supplements the response to Item 4 of the
Schedule 13D. All shares shown as being subject to shared voting power in Item 5 of the Schedule 13D by a Reporting Person are now subject to the sole voting power by such Reporting Person.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

     Item 6 of the Schedule 13D is hereby amended and supplemented by incorporating by reference at the end of such Item 6 the paragraph set forth in
Item 4 hereof which amends and supplements the response to Item 4 of the
Schedule 13D.

Item 7.  Material to be Filed as Exhibits.

     5. Letter agreement, dated January 22, 2001, among Holding, PAC and the Company, which is incorporated by reference from Exhibit (d)(8) to Amendment No. 7 to the Schedule 13E-3 filed on January 25, 2001 by the Company, Holding, PAC, Harveys Casino Resorts, Colony HCR Voteco, LLC and Messrs. Hubbard, Finnigan, Alanis, Allen and Hinckley.

                                      13D
-----------------------                                  ---------------------
CUSIP No. 723456 10 9                                     Page 13 of 13 Pages
-----------------------                                  ---------------------


                                   SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct. The undersigned signatories hereby agree that the foregoing statement is filed on behalf of each of them.

Date:  January 30, 2001



                              /s/ R. D. Hubbbard
                              --------------------------------------------
                              R. D. Hubbard


                              /s/ G. Michael Finnigan
                              --------------------------------------------
                              G. Michael Finnigan


                              /s/ Paul R. Alanis
                              --------------------------------------------
                              Paul R. Alanis


                              /s/ Loren S. Ostrow
                              --------------------------------------------
                              Loren S. Ostrow


                              /s/ J. Michael Allen
                              --------------------------------------------
                              J. Michael Allen


                              /s/ Clifford Kortman
                              --------------------------------------------
                              Clifford Kortman


                              /s/ Bruce C. Hinckley
                              --------------------------------------------
                              Bruce C. Hinckley


                              /s/ Richard Delaney
                              --------------------------------------------
                              Richard Delaney


                              /s/ Chris Plant
                              --------------------------------------------
                              Chris Plant


                              /s/ Robert A. Callaway
                              --------------------------------------------
                              Robert A. Callaway